Exhibit 99.1

DREAMWORKS ANIMATION REPORTS
SECOND QUARTER 2013 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - July 31, 2013 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its second quarter ended June 30, 2013. For the quarter, the Company reported total revenue of $213.4 million, net income of $22.2 million, and earnings per share of $0.26 on a fully diluted basis. This compares to revenue of $162.8 million and net income of $12.8 million, or $0.15 per share on a fully diluted basis, for the same period in 2012.

“DreamWorks Animation significantly outperformed in the second quarter, thanks primarily to The Croods' incredibly successful box office run, where it has amassed $584 million worldwide to become the fifth highest grossing movie of the year,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “We also have a great deal of momentum within our television, consumer products and location-based entertainment businesses today, as DreamWorks Animation continues to diversify and evolve into a branded family entertainment company.”

The Croods, released theatrically on March 22, 2013, has reached $186.4 million at the domestic box office and $397.5 million at the international box office for a worldwide gross of $583.9 million to date. The Croods contributed $71.8 million of revenue to the quarter.

Rise of the Guardians contributed $16.7 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 4.1 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Madagascar 3: Europe's Most Wanted contributed $48.9 million of revenue to the quarter, primarily from worldwide pay television. The film reached an estimated 7.7 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Puss In Boots contributed $1.4 million of revenue to the quarter, primarily from home entertainment. The film reached an estimated 7.2 million home entertainment units sold worldwide through the end of the second quarter, net of actual and estimated future returns.

Library contributed $41.3 million of revenue to the quarter. Other items, including results from AwesomenessTV and Oriental DreamWorks, contributed $24.3 million of revenue to the quarter. Classic Media contributed $9.0 million of revenue to the quarter.

Costs of revenue for the quarter equaled $133.3 million. Selling, general and administrative expenses totaled $49.7 million, including $5.6 million of stock-based compensation expense.

The Company's income tax expense for the second quarter was $10.1 million. The Company's combined effective tax rate - its actual tax rate coupled with the effect of its tax sharing agreement with a former stockholder - was approximately 32% for the second quarter. The Company currently expects that its full-year 2013 combined effective tax rate will be approximately 30%.

Year to date, the Company has repurchased 1.3 million shares for $25 million. The Company has $100 million remaining under its current authorization.

The Company's third quarter results are expected to be driven by worldwide pay television revenue for Rise of the Guardians and international free television for Kung Fu Panda 2.

Items related to the earnings press release for the second quarter of 2013 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Wednesday, July 31, 2013, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.
A replay of the conference call will be available shortly after the call ends on Wednesday, July 31, 2013. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 296687 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at ir.dreamworksanimation.com.
About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list.  All of DreamWorks Animation's feature films are produced in 3D. The Company has theatrically released a total of 27 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:
Shannon Olivas
DreamWorks Animation Investor Relations
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2013	December 31, 2012
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$28,845	$59,246
Trade accounts receivable, net of allowance for doubtful accounts	93,841	109,102
Receivables from distributors, net of allowance for doubtful accounts	285,118	266,185
Film and other inventory costs, net	875,070	820,482
Prepaid expenses	24,280	18,593
Other assets	14,241	14,869
Investments in unconsolidated entities	34,005	9,782
Property, plant and equipment, net of accumulated depreciation and amortization	188,432	188,986
Deferred taxes, net	232,561	238,007
Intangible assets, net of accumulated amortization	153,514	148,234
Goodwill	181,983	71,406
Total assets	$2,111,890	$1,944,892
Liabilities and Equity
Liabilities:
Accounts payable	$4,341	$6,611
Accrued liabilities	227,706	123,886
Payable to former stockholder	262,703	277,632
Deferred revenue and other advances	52,634	25,517
Revolving credit facility	200,000	165,000
Total liabilities	747,384	598,646
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 102,855,343 and 102,687,323 shares issued, as of June 30, 2013 and December 31, 2012, respectively	1,029	1,027
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of June 30, 2013 and December 31, 2012	78	78
Additional paid-in capital	1,075,638	1,057,452
Accumulated other comprehensive (loss) income	(2,283)	313
Retained earnings	1,045,144	1,017,314
Less: Class A Treasury common stock, at cost, 27,029,526 and 25,661,817 shares, as of June 30, 2013 and December 31, 2012, respectively	(756,217)	(730,568)
Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,363,389	1,345,616
Non-controlling interests	1,117	630
Total equity	1,364,506	1,346,246
Total liabilities and equity	$2,111,890	$1,944,892

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenues	$213,436	$162,803	$348,084	$298,887
Costs of revenues	133,276	114,247	218,797	210,747
Gross profit	80,160	48,556	129,287	88,140
Product development	1,069	1,340	2,032	2,474
Selling, general and administrative expenses	49,711	30,816	92,500	58,281
Other operating income related to Oriental DreamWorks contributions	(2,859)	—	(2,859)	—
Operating income	32,239	16,400	37,614	27,385

Non-operating income (expense):
Interest income, net	777	616	1,640	1,184
Other income, net	1,050	1,326	2,042	3,842
(Increase) decrease in income tax benefit payable to former stockholder	(371)	283	(1,069)	392
Income before loss from equity method investees and income taxes	33,695	18,625	40,227	32,803

Loss from equity method investees	1,329	—	1,329	—
Income before income taxes	32,366	18,625	38,898	32,803
Provision for income taxes	10,118	5,853	10,536	10,957
Net income	22,248	12,772	28,362	21,846
Less: Net (loss) income attributable to non-controlling interests	(5)	—	532	—
Net income attributable to DreamWorks Animation SKG, Inc.	$22,253	$12,772	$27,830	$21,846

Net income per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income per share	$0.27	$0.15	$0.33	$0.26
Diluted net income per share	$0.26	$0.15	$0.33	$0.26
Shares used in computing net income per share
Basic	83,524	84,125	84,094	84,031
Diluted	84,533	84,893	84,898	84,807

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
	(in thousands)
Operating activities
Net income	$28,362	$21,846
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	178,023	176,990
Amortization of intangible assets	4,408	—
Stock-based compensation expense	9,837	10,515
Amortization of deferred financing costs	—	170
Depreciation and amortization	2,351	1,884
Revenue earned against deferred revenue and other advances	(39,061)	(32,544)
Income related to Oriental DreamWorks contributions	(10,700)	—
Loss on equity method investees	1,329	—
Deferred taxes, net	9,576	11,253
Changes in operating assets and liabilities, net of the effects of the acquisition of AwesomenessTV:
Trade accounts receivable	7,208	3,571
Receivables from distributors	(18,933)	10,790
Film and other inventory costs	(210,984)	(233,496)
Intangible assets	1,015	—
Prepaid expenses and other assets	(8,537)	(10,749)
Accounts payable and accrued liabilities	3,694	4,805
Payable to former stockholder	(14,929)	(14,593)
Income taxes payable/receivable, net	2,212	(276)
Deferred revenue and other advances	74,825	58,501
Net cash provided by operating activities	19,696	8,667
Investing activities
Purchase of non-marketable securities	—	(150)
Investments in unconsolidated entities	(14,720)	—
Purchases of property, plant and equipment	(14,858)	(39,348)
Purchase of AwesomenessTV, net of cash acquired	(30,093)	—
Net cash used in investing activities	(59,671)	(39,498)
Financing activities
Purchase of treasury stock	(25,854)	(4,165)
Borrowings from revolving credit facility	45,000	—
Repayments of borrowings from revolving credit facility	(10,000)	—
Net cash provided by (used) in financing activities	9,146	(4,165)
Effect of exchange rate changes on cash and cash equivalents	428	79
Decrease in cash and cash equivalents	(30,401)	(34,917)
Cash and cash equivalents at beginning of period	59,246	116,093
Cash and cash equivalents at end of period	$28,845	$81,176

Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$10,129	$—
Services provided in exchange for equity interest	571	—
Total non-cash investing activities	$10,700	$—

Supplemental disclosure of cash flow information:
Cash (refunded) paid during the period for income taxes, net	$(1,529)	$610
Cash paid during the period for interest, net of amounts capitalized	$690	$395